Exhibit 99.1
Hawthorn Bancshares Reports Results for the Fourth Quarter and the
Year Ended December 31, 2023
Jefferson City, MO — January 30, 2024 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the holding company for Hawthorn Bank, reported fourth quarter net loss of $7.4 million, or loss per diluted share of $(1.05), and net income of $1.0 million, or earnings per diluted share ("EPS") of $0.14, for the year ended December 31, 2023.

2023 Results
•Net income of $1.0 million, or $0.14 per diluted share
•Net interest margin, fully taxable equivalent ("FTE") of 3.29%
•Return on average assets and equity of 0.05% and 0.76%, respectively
•Deposits decreased $61.2 million, or 3.8%, compared to 2022 ("prior year")
•Loans increased $17.9 million, or 1.2%, compared to the prior year
•The Company sold $83.7 million in book value of investment securities, with an average yield of 1.57%, for an after-tax realized loss of $9.1 million
•Significant improvement in credit quality with non-performing loans to total loans decreasing to 0.42% compared to 1.23% in the prior year

Fourth Quarter 2023 Results
•Net loss of $7.4 million, or $(1.05) per diluted share
•Net interest margin (FTE) of 3.48%
•Return on average assets and equity of (1.57)% and (24.54)%, respectively
•Deposits decreased $9.5 million, or 0.6%, compared to the third quarter 2023 ("linked quarter")
•Continued strong credit quality with non-performing loans to total loans of 0.42%
Brent Giles, Chief Executive Officer of Hawthorn Bancshares Inc. commented, “During the fourth quarter, several strategic decisions were made, which significantly impacted our financial results. These decisions align with our commitment to improving our balance sheet position, improved profitability, and concentration on our core lines of business. We repositioned our balance sheet by selling a portion of our investment portfolio, which allows us the ability to reinvest the proceeds into higher earning assets. In addition, we made a valuation adjustment related to the sale of our mortgage servicing rights and a write off of an investment in an account acquisition project that is not part of our strategy going forward. We also realized an increase of $1.5 million in provision for credit losses in the fourth quarter as a result of the downgrade of one commercial relationship."

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	December 31,	September 30,	December 31
Balance sheet information:	2023	2023	2022
Total assets	$1,875,350	$1,879,005	$1,923,540
Loans held for investment	1,539,147	1,556,969	1,521,252
Investment securities	195,042	240,521	257,100
Deposits	1,570,844	1,580,365	1,632,079
Total stockholders’ equity	$136,085	$118,404	$127,411

Key ratios and per share data
Book value per share	$19.33	$16.82	$18.04
Market price per share	$25.37	$16.25	$20.57
Diluted earnings (loss) per share (YTD)	$0.14	$1.19	$2.94
Diluted earnings (loss) per share (QTR)	$(1.05)	$0.36	$0.67
Net interest margin (FTE) (YTD)	3.29%	3.23%	3.53%
Net interest margin (FTE) (QTR)	3.48%	3.35%	3.43%
Efficiency ratio (YTD)	78.5%	77.6%	66.7%
Efficiency ratio (QTR)	81.1%	79.8%	69.4%
Financial Results for the Quarter and the Year Ended December 31, 2023
Earnings
Net income for 2023 was $1.0 million and EPS was $0.14, compared to net income of $20.8 million and EPS of $2.94 for the prior year.

Net loss of $7.4 million for the fourth quarter 2023 decreased $10.0 million, or 388.6%, from the linked quarter, and decreased $12.2 million, or 257.5%, from the prior year quarter. Loss per diluted share was $(1.05) for the fourth quarter 2023 compared to EPS of $0.36 for the linked quarter, and $0.67 for the prior year quarter.
Net interest income and net interest margin
Net interest income for 2023 was $59.1 million and net interest margin was 3.29%, on an FTE basis, compared to net interest income of $58.8 million and net interest margin of 3.53%, on an FTE basis, for the prior year.

Net interest income of $15.8 million for the fourth quarter of 2023, increased $0.7 million from the linked quarter, and increased $0.9 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.48% for the fourth quarter, compared to 3.35% for the linked quarter, and 3.43% for the prior year quarter.
Non-interest Income
Total non-interest income for 2023 was $7.5 million, a decrease of $6.4 million as compared to $14.0 million for 2022. This decrease is primarily due to the recognition of a $4.7 million valuation write-down on other real estate owned properties in 2023.

Total non-interest income for the fourth quarter of 2023 was $2.2 million, an increase of $1.5 million, or 255.1%, from the linked quarter, and a decrease of $1.0 million, or 31.0%, from the prior year quarter. The increase in the current quarter compared to the linked quarter is primarily due to the recognition of a $2.8 million valuation write-down on other real estate owned properties taken in the third quarter 2023. The decrease in the current quarter compared to the prior year quarter was primarily due to the recognition of a $1.1 million mortgage servicing rights valuation adjustment upon accepting a letter of intent to sell the Company's servicing portfolio during the first quarter of 2024.
Non-interest Expense
Non-interest expense for 2023 was $52.4 million, an increase of $3.8 million, or 7.9%, from $48.5 million in the prior year. Non-interest expense for the fourth quarter of 2023 was $14.6 million, an increase of $2.0 million, or 16.1%, from the linked quarter, and an increase of $2.0 million, or 16.0%, from the prior year quarter.
Compared to the prior year, salaries and benefits increased $1.9 million due to normal merit increases, higher incentives, and vacation accruals. In addition, legal, examination, and professional fees increased $0.9 million over the prior year as a strategic decision was made to write off costs related to development of an account acquisition project.
The fourth quarter efficiency ratio was 81.1% compared to 79.8% and 69.4% for the linked quarter and prior year quarter, respectively.

Loans
Loans held for investment decreased by $17.8 million, or 1.1%, to $1.5 billion as of December 31, 2023 as compared to the end of the linked quarter and increased by $17.9 million, or 1.2%, from the end of the prior year quarter.
The yield earned on average loans held for investment was 5.93%, on an FTE basis, for the fourth quarter of 2023, compared to 5.67% for the linked quarter and 4.81% for the prior year quarter. The increase in yield as of December 31, 2023 compared to the end of the linked quarter is reflective of recent market conditions where most loan types have seen an increase in yield, consistent with recent increases in the prime rate.

Investments
Investments decreased by $44.8 million, or 19.2%, to $188.7 million as of December 31, 2023 as compared to the end of the linked quarter and decreased by $62.0 million, or 24.7%, from the end of the prior year quarter.
The Company elected to proactively reposition the securities portfolio during the fourth quarter, which is expected to be accretive to earnings, net interest margin and return on assets in future periods. The Company sold $83.7 million in book value of investment securities, with an average yield of 1.57%, for an after-tax realized loss of $9.1 million.
The loss on the sale of securities is expected to have a neutral impact on the Company's consolidated shareholders' equity and tangible book value per share. After the repositioning, the Company's regulatory capital levels remained above those required to be categorized as well-capitalized.

Asset Quality
On January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), which provides for an expected credit loss model, referred to as the "Current Expected Credit Loss" ("CECL") model. The adoption of the standard resulted in an increase to the allowance for credit losses of $5.8 million and a liability for unfunded commitments totaling $1.3 million. These one-time cumulative adjustments resulted in a $5.6 million tax-effected decrease to retained earnings, which was recognized in the first quarter of 2023.
Non-performing loans totaled $6.4 million at December 31, 2023, an increase of $2.6 million from $3.8 million at the end of the linked quarter, and a decrease of $12.3 million from $18.7 million at the end of the prior year quarter. Non-performing loans to total loans was 0.42% at December 31, 2023, compared to 0.25% and 1.23% at the end of the linked quarter and prior year quarter, respectively.
In the fourth quarter of 2023, the Company had net loan charge-offs of $268,000 compared to net loan charge-offs of $74,000 and $17,000 in the linked quarter and in the prior year quarter, respectively.
The Company recognized a $1.6 million provision for credit losses on loans and unfunded commitments for the fourth quarter of 2023 compared to $0.1 million for both the linked quarter and the prior year quarter, respectively. The increase in the provision in the fourth quarter of 2023 resulted from a $1.3 million increase in a specific reserve resulting from the downgrade of one commercial loan relationship.

For 2023, the Company recognized a provision for credit losses on loans and unfunded commitments of $2.3 million compared to a $0.9 million release of provision expense for 2022. The release of provision expense for 2022 was driven in part from the release of specific reserves totaling $2.8 million in the first quarter of 2022 due to returning significant loan balances to accruing from non-accrual status or other collateral valuation adjustments.
The allowance for credit losses at December 31, 2023 was $23.7 million, or 1.54% of outstanding loans, and 370.25% of non-performing loans. At September 30, 2023, the allowance for credit losses was $22.5 million, or 1.44% of outstanding loans, and 583.88% of non-performing loans. At December 31, 2022, the allowance for loan losses was $15.6 million, or 1.02% of outstanding loans, and 83.35% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2023.
Deposits
Total deposits at December 31, 2023 were $1.6 billion, a decrease of $9.5 million, or 0.6%, from September 30, 2023, and a decrease of $61.2 million, or 3.8%, from December 31, 2022. The decrease in deposits at the end of the fourth quarter of 2023 as compared to the linked quarter was primarily a result of a reduction in demand and time deposits, offset by an increase in savings and money market accounts. The reduction in deposits from the prior year quarter was primarily a result of the Company not renewing brokered deposits.
The average cost of deposits was 2.58%, on an FTE basis, for the fourth quarter of 2023, compared to 2.32% for the linked quarter and 1.27% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 25.6% as of December 31, 2023, compared to 26.9% and 27.8% at the end of the linked quarter and the end of the prior year quarter, respectively.

Capital
On January 1, 2023, the Company adopted ASU 2016-13 and recorded a one-time cumulative effect adjustment to retained earnings totaling $5.6 million. Total stockholders' equity was $136.1 million and the common equity to assets ratio was 7.26% at December 31, 2023 as compared to 6.30% and 6.62% at the end of the linked quarter and the prior year quarter, respectively.
The Company maintains its “well capitalized” regulatory capital position. At the end of the fourth quarter 2023, capital ratios were as follows: total risk-based capital to risk-weighted assets 13.99%, tier 1 capital to risk-weighted assets 12.59%, tier 1 leverage 10.29%.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company did not repurchase any shares during the fourth quarter of 2023. As of December 31, 2023, $5.0 million remains available for share repurchases pursuant to the plan.
On January 30, 2024, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share payable April 1, 2024 to shareholders of record at the close of business on March 15, 2024.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2023	2023	2022
Total interest income	$25,220	$23,888	$19,785
Total interest expense	9,376	8,741	4,795
Net interest income	15,844	15,147	14,990
Provision for loan losses	1,550	110	100
Non-interest income	2,152	606	3,119
Investment securities (losses) gains, net	(11,565)	3	(2)
Non-interest expense	14,587	12,569	12,576
Pre-tax (loss) income	(9,706)	3,077	5,431
Income taxes (benefit)	(2,263)	498	705
Net (loss) income	$(7,443)	$2,579	$4,726
Earnings (loss) per share:
Basic:	$(1.05)	$0.36	$0.67
Diluted:	$(1.05)	$0.36	$0.67

	For the Years Ended
	December 31,
Statement of income information:	2023	2022
Total interest income	$91,968	$69,256
Total interest expense	32,826	10,493
Net interest income	59,142	58,763
Provision for (release of) credit losses	2,340	(900)
Non-interest income	7,536	13,978
Investment securities (losses) gains, net	(11,547)	(14)
Non-interest expense	52,359	48,538
Pre-tax income	432	25,089
Income taxes (benefit)	(524)	4,338
Net income	$956	$20,751
Earnings per share:
Basic:	$0.14	$2.94
Diluted:	$0.14	$2.94

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	December 31,	September 30,	December 31,
	2023	2023	2022
Key financial ratios:
Return on average assets (YTD)	0.05%	0.59%	1.16%
Return on average common equity (YTD)	0.76%	8.73%	15.94%
Return on average assets (QTR)	(1.57)%	0.54%	1.01%
Return on average common equity (QTR)	(24.54)%	8.05%	15.72%
Net interest margin (FTE) (YTD)	3.29%	3.23%	3.53%
Efficiency ratio (YTD)	78.5%	77.6%	66.7%

Asset Quality Ratios
Allowance for credit losses to total loans	1.54%	1.44%	1.02%
Non-performing loans to total loans (a)	0.42%	0.25%	1.23%
Non-performing assets to loans (a)	0.53%	0.48%	1.81%
Non-performing assets to assets (a)	0.43%	0.39%	1.43%
Allowance for credit losses to non-performing loans (a)	370.25%	583.88%	83.35%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	6.68%	6.78%	7.27%
Period-end stockholders' equity to period-end assets (YTD)	7.26%	6.30%	6.62%
Total risk-based capital ratio	13.99%	14.20%	13.85%
Tier 1 risk-based capital ratio	12.59%	12.54%	12.52%
Common equity Tier 1 capital	9.73%	10.09%	9.89%
Tier 1 leverage ratio	10.29%	10.43%	10.76%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, and California.
Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Annual Report on Form 10-K is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including those relating to the Company's balance sheet repositioning strategy and the anticipated effects thereof. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.